Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES SEPTEMBER 30, 2005 FINANCIAL RESULTS

•                    Third Quarter and Nine-Month Losses and Cash Usage Notably Below Year Earlier Amounts

•                    Full Year 2005 Cash Use Projection Improved to $34 Million or Less

•                    Facilities Consolidation Completed and New Corporate Headquarters Address Announced

WAUKEGAN, Illinois – November 1, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the third quarter and first nine months ended September 30, 2005.

Operating Results and Cash Used in Operations

The Company reported a net loss of approximately $10.5 million, or $0.45 per basic and diluted share, for the third quarter of 2005.  The third quarter loss is down $3.5 million, or 25% from a net loss of approximately $14.0 million, or $0.60 per basic and diluted share for the third quarter of 2004.

For the nine-month period ended September 30, 2005, the Company reported a net loss of approximately $29.1 million, or $1.23 per basic and diluted share, down $13.9 million or 32% from a net loss of approximately $43.0 million, or $1.88 per basic and diluted share for the nine-month period ended September 30, 2004.

Net cash used in operations in the third quarter of $8.7 million and $24.2 million in the nine-month period were $4.1 million, or 32%, and $14.9 million, or 38%, respectively, lower than the year earlier periods, reflecting the items noted below.

The third quarter 2005 lower operating losses reflect the Company’s cost reduction activities initiated in the fourth quarter of 2004 and enhanced during 2005, along with continuing efforts to utilize capital prudently. In addition, the 2005 operating results for the nine month period ended September 30, 2005 reflect the second quarter 2005 receipt of $2.5 million in connection with a loan repayment agreement associated with a note receivable deemed impaired in 2003, and $350,000 recognized as revenue in the second quarter of 2005 upon delivery of a customized NeoPhectin formulation to a customer, a privately held biotechnology company.

The Company’s cash and cash equivalents approximated $40.1 million at September 30, 2005, down from approximately $8.2 million and $23.0 million, respectively, when compared to June 30, 2005 and $63.1 million as of December 31, 2004.

-more-

Financial Projections

The Company currently projects a net loss range for 2005 of approximately $37 million to $38 million, or approximately $1.57 to $1.61 per share in 2005.  The Company estimates that the 2005 projected net loss will result in cash used in operations of less than $34 million. NeoPharm believes that the current level of cash and cash equivalents can support the Company’s activities into the fourth quarter of 2006 at current and projected levels of development and general corporate activity.

Business Update

Cintredekin besudotox (IL13-PE38QQR)

As of October 31, 2005, 277 patients have been enrolled, including a total of 45 patients enrolled in the third quarter of 2005, and 22 patients in October, 2005.  Assuming the Company continues to enroll an average of 15 patients per month, PRECISE trial enrollment will be completed by December 31, 2005.  Current patient enrollment information for PRECISE is updated monthly at www.precisetrial.com.

Estimated Milestones for cintredekin besudotox (IL13-PE38QQR):

1)	2nd Futility Analysis (100 Deaths)	4Q05
2)	iDMC recommendation on 2nd Futility Analysis	4Q05
3)	Enrollment Completion	By 12/31/05
4)	Interim Efficacy Analysis (160 Deaths)	1H06
5)	Potential BLA Submission based on Interim Efficacy	2H06

LEP-ETU – Liposome Entrapped Paclitaxel

During the third quarter, the Company announced that its NeoLipid drug candidate LEP-ETU, has been determined to be bioequivalent to Taxol®.  Under the FDA’s 505(b)(2) pathway, and guidance from the FDA, the Company plans to initiate a 100-patient comparator study in metastatic breast cancer.  The Company estimates the 100-patient comparator study, in which 50 patients would receive LEP-ETU and 50 patients would receive Taxol, will take approximately eight to ten months to enroll with a six-month treatment period.  The Company is finalizing preparations for such a study, and currently projects commencing enrollment in the first quarter of 2006.

LE-SN38 – Liposome Entrapped SN-38

A Phase II study for the Company’s NeoLipid drug candidate, LE-SN38 for colorectal cancer, is being planned with the Cancer and Leukemia Group B (CALGB), an NCI funded clinical study group, with final protocol submission to, and acceptance by, NCI CTEP and FDA, currently anticipated in the fourth quarter of this year.

Facilities Consolidation and Corporate Headquarters Location Change

In October 2005, the Company completed a previously announced initiative to consolidate as much of its operations as possible into its Waukegan, Illinois facility, reducing operating costs for 2006 and beyond.  As part of that undertaking, the Company’s executive offices have been moved to its Waukegan facility.  Clinical Trials Management remains at the Lake Forest, Illinois facility.

-more-

Conference Call

NeoPharm will host a conference call to discuss these financial results and other recently announced corporate developments.  The Company’s new President and CEO, Guillermo Herrera will participate in the call.  The conference call will be held on:

Tuesday, November 1, 2005 at 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:	866-831-6247, passcode 11200980
International:	617-213-8856, passcode11200980

Audio replays will be available through November 8, 2005.

Domestic:	888-286-8010, passcode 23290099
International:	617-801-6888, passcode 23290099

The live call and replay will also be available via webcast at www.neophrm.com.

About PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It is designed to enroll up to 300 patients, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving GLIADEL® Wafer in the treatment of first recurrent GBM following surgical tumor resection (removal).  Patients are randomized so that up to 200 patients receive cintredekin besudotox via Convection Enhanced Delivery (CED) using catheters placed following the resection, and up to 100 patients receive GLIADEL® Wafer placed at the time of resection.

About LEP-ETU

LEP-ETU is the Company’s NeoLipid® liposomal formulation of the widely used cancer drug, paclitaxel.  Paclitaxel has been approved in the U.S. as Taxol®.  Common side effects of this approved anticancer agent include nausea, vomiting, hair loss, and nerve and muscle pain.  In addition, Taxol cannot be introduced into the body unless it is first formulated in a mixture of castor oil (Cremophor® EL) and ethanol, which can lead to another set of debilitating side effects including hypersensitivity reactions.  NeoLipid® technology is intended to eliminate the need for Cremophor.  As a result, LEP-ETU may overcome many of the current limitations of Taxol treatment for cancer patients and may limit the adverse side effects.

About LE-SN38

LE-SN38 is the Company’s NeoLipid® liposomal formulation of SN-38, the active metabolite of irinotecan (Camptosar®), a chemotherapeutic prodrug, which is currently approved for the treatment of advanced colorectal cancer.  SN-38 is insoluble and can only be used to treat cancer by administering the prodrug, Camptosar®, which is then converted into the active drug in the body.  By employing the Company’s proprietary NeoLipid™ technology, NeoPharm hopes to deliver SN-38 directly to tumor cells without the need for conversion.  The Company is also studying the use of LE-SN38 to treat other types of cancers, such as lung cancer.

-more-

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development, and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to,  the PRECISE trial, and patient enrollment,  projections for such trials, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to cintredekin besudotox,
LEP-ETU and LE-SN38,  uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox, LEP-ETU and LE-SN38, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,
LEP-ETU and LE-SN38, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30		September 30
	2005	2004	2005	2004

Revenues	$9,480	$84,740	$535,380	$116,020

Expenses:
Cost of revenues	387	3,465	1,736	4,008
Research and development	8,538,368	10,621,195	24,573,044	33,875,052
Selling, general, and administrative	2,388,388	3,712,208	8,672,986	9,969,955
Recovery of note receivable	—	—	(2,500,000)	—
Total expenses	10,927,143	14,336,868	30,747,766	43,849,015

Loss from operations	(10,917,663)	(14,252,128)	(30,212,386)	(43,732,995)

Interest income	384,720	297,558	1,157,871	771,754

Net loss	$(10,532,943)	$(13,954,570)	$(29,054,515)	$(42,961,241)

Net loss per share-basic and diluted	$(0.45)	$(0.60)	$(1.23)	$(1.88)

Shares used in computation of net loss per share:
Basic and diluted	23,640,393	23,284,925	23,557,757	22,815,559

Balance Sheet Data:

(Unaudited)

	September 30,	December 31,
	2005	2004
Cash and cash equivalents	$40,105,417	$63,106,655
Total assets	$43,593,418	$67,434,371
Current liabilities	$10,263,561	$9,204,096
Accumulated deficit	$(218,354,543)	$(189,300,028)
Total stockholders equity	$31,287,879	$58,230,275